Exhibit 3.3

ARTICLES OF AMENDMENT

OF

FIRST COMMUNITY BANKSHARES, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is First Community Bankshares, Inc.

2.	Section A of Article VII of the Articles of Incorporation of the corporation (along with the reference to Section A) is hereby amended and restated as Article VII in its entirety to read as follows:

“ARTICLE VII

Shareholder Approval of Certain Transactions

An amendment of the Corporation’s Articles of Incorporation, a plan of merger or share exchange, a plan of domestication, a plan of conversion, a transaction involving the sale of all or substantially all of the Corporation’s assets other than in the regular course of business, and a plan of dissolution, in each case for which the Virginia Stock Corporation Act requires shareholder approval for such action, must be approved by the vote of a majority of all the votes cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the Directors in office at the time of that approval and recommendation. If the transaction is not so approved and recommended by two-thirds of the Directors in office, then the transaction must be approved by the vote of seventy-five percent (75%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.”

3.	The foregoing amendment was adopted on April 22, 2025.

4.	The amendment was proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

(a)	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment were as follows:

Designation	Number of outstanding shares	Number of votes entitled to be cast
Common Stock	18,326,672	18,326,672

(b)	The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment was as follows:

Voting group	Total votes FOR	Total votes AGAINST
Common Stock	11,193,844	101,454

In addition to the votes cast for and against the amendment, 15,657 shares abstained and there were 2,842,922 broker non-votes with respect to the amendment.

(c)	A quorum of the voting group was present at the meeting, and the number of votes cast for the amendment by that voting group was sufficient for approval of the amendment by that voting group.

Executed in the name of the corporation by:

FIRST COMMUNITY BANKSHARES, INC.

By:	/s/ David D. Brown

Name: David D. Brown Title: Chief Financial Officer Date: November 4, 2026

SCC ID #: 08304040